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                                                                    Exhibit 23.3


                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------

The Board of Directors
MeriStar Hospitality Corporation:


We consent to the incorporation by reference in the registration statement (No. 333-60463) on Form S-8 (MeriStar Hospitality Corporation Incentive Plan), the registration statement (No. 333-60465) on Form S-8 (MeriStar Hospitality Corporation Non-employee Director's Incentive Plan), the registration statement (No. 333-66229) on Form S-3 and the registration statement (No. 333-37888) on Form S-8 (MeriStar Hospitality Corporation Employee Stock Purchase Plan) of our report dated January 28, 2002, with respect to the consolidated balance sheets of MeriStar Hospitality Corporation and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule of real estate and accumulated depreciation, and our reports dated March 20,2002, with respect to the consolidated balance sheets of MeriStar Hospitality Operating Partnership, L.P. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule of real estate and accumulated depreciation, and the related supplementary consolidating information, which reports appear in the December 31, 2001 annual report on Form 10-K/A of MeriStar Hospitality Corporation.

KPMG LLP

Washington, D.C.
May 7, 2002